Exhibit 23(a)

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Westamerica Bancorporation:

We consent to incorporation by reference in the registration statement (No. 33-60003) on Form S-8 of Westamerica Bancorporation and subsidiaries of our report dated January 23, 2001, relating to the consolidated balance sheets of Westamerica Bancorporation and subsidiaries as of December 31, 2000, and 1999, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of
Westamerica Bancorporation.


/s/ KPMG LLP
------------
KPMG LLP


San Francisco, California
March 28, 2001